EXHIBIT 21
FRANKLIN ELECTRIC CO., INC.
SUBSIDIARIES OF THE REGISTRANT
Subsidiaries consolidated	State or country of incorporation	Percent of voting stock owned
Advanced Polymer Technology, Inc.	Michigan	100

Coverco S.r.l.	Italy	100

EBW, Inc.	Michigan	100

Franklin Electric (Australia) Pty. Ltd.	Australia	100

Franklin Electric B.V.	Netherlands	100

Franklin Electric Canada	Canada	100

Franklin Electric Europa GmbH	Germany	100

Franklin Electric International, Inc.	Delaware	100

Franklin Electric Manufacturing, Inc.	Indiana	100

Franklin Electric Sales, Inc.	Indiana	100

Franklin Electric spol s.r.o.	Czech Republic	100

Franklin Electric (South Africa) Pty. Ltd.	South Africa	100

Franklin Electric Subsidiaries, Inc. [inactive]	Indiana	100

Franklin Electric (Suzhou) Co., Ltd.	China	100

Franklin Electric Trading (Shanghai) Co., Ltd.	China	100

Franklin Fueling Systems, GmbH	Germany	100

Franklin Fueling Systems, Inc.	Wisconsin	100

Industrias Schneider S.A.,	Brazil	100

Intelligent Controls, Inc.	Maine	100

Little Giant Pump Company, Inc.	Oklahoma	100

Motores Electricos Sumergibles De Mexico S. de R.L. de C.V.	Mexico	100

Motores Franklin S.A. de C.V.	Mexico	100

Motori Sommersi Riavvolgibili S.r.l.	Italy	75

Pump Brands (Proprietary) Limited	South Africa	100

Servicios De Mesmex S. de R.L. de C.V.	Mexico	100

Tragus Participacoed Ltda	Brazil	100